UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  May 5, 2011

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-32363	58-2332639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

135 North Church Street, Spartanburg, SC	29306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (864) 515-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On May 5, 2011, the Company announced the hiring of James A. Ovenden as the Company’s Chief Financial Officer and Executive Vice President, effective May 23, 2011.  From 2002 until May 2011, Mr. Ovenden, age 48, served as the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies.  In addition, from May 2009 to September 2010, he was the Chief Financial Officer of AstenJohnson Holdings Ltd., a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment.  In May 2004, he became a founding principal of OTO Development, Inc., a hospitality development company, where he served as Chief Financial Officer until December 2007. Mr. Ovenden also served as the Chief Financial Officer, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold.  From 1987 until 2002, Mr. Ovenden was employed by CMI Industries, Inc., and served as Chief Financial Officer and Executive Vice President from 1993 until 2002.  In 2001, CMI Industries filed a voluntary petition for relief with the United States Bankruptcy Court for the District of Delaware.  Mr. Ovenden began his career with Peat Marwick in 1984. He is a Magna Cum Laude graduate of Furman University and received his Certificate of Public Accounting in 1987.

Mr. Ovenden currently serves on the board of directors of Flagstar Bancorp, Inc. and Haights Cross Communications, Inc., and previously  served as a director and chairman of the audit committees of The Polymer Group (2003-2011) and Insight Health Services Holdings Inc. (2007—2011).  Additionally, he served as the Chairman of the Special Committee of the Board Directors for The Polymer Group in conjunction with its sale to an affiliate of Blackstone Capital Partners V L.P. in January of 2011.  The Company’s Board of Directors believes that Mr. Ovenden is highly qualified to serve as Chief Financial Officer as a result of his extensive accounting, financial and business experience.

Mr. Ovenden will receive an annual base salary of $372,000 and will be eligible to receive a cash bonus (as set forth in Exhibit 10.1) based on a percentage of his base salary as in effect at the time of the determination of the bonus, with a target bonus equal to 65% and a maximum bonus equal to 130% of the base salary.  One-half of the cash bonus will be determined by the Company’s overall financial performance and the remaining one half of the cash bonus will be determined by Mr. Ovenden’s individual performance.  The overall maximum cash bonus percentages may be reduced or increased based upon the Company’s financial performance.  Mr. Ovenden also will receive a grant of 50,000 restricted shares of the Company’s common stock under the Company’s 2004 Omnibus Stock Plan, one-third of which share award would vest on each of the next three anniversaries of the award.  Further, Mr. Ovenden’s will be provided a Change of Control Agreement under which he will be eligible to receive certain “change of control” benefits  in the event that he is terminated other than for cause or voluntarily separates for good reason in connection with a Change of Control of the Company (as defined in the agreement).  These benefits include a severance payment, the acceleration of unvested equity-based compensation, and certain other specified benefits.  Pursuant to the Change of Control Agreement, Mr. Ovenden would be entitled to a severance payment in the amount of 2.0 times the sum of his then-current base salary and target bonus.  The Change of Control Agreement does not provide for any tax gross-ups or single-trigger benefits.

In connection with Mr. Ovenden’s appointment as Chief Financial Officer, the Company will enter into an indemnification agreement with him in the form incorporated by reference herein as Exhibit 10.3.  This form of indemnification agreement is the standard form indemnification agreement that has been provided by the Company to each of its directors and officers, and supplements the indemnification coverage provided by the Company’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law.

There is no arrangement or understanding between Mr. Ovenden and any other person pursuant to which Mr. Ovenden was selected to serve as Chief Financial Officer of the Company. There are no transactions in which Mr. Ovenden has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Description of 2011 Cash Bonus Arrangement for Executive Officers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 18, 2011).
10.2	Change of Control Agreement between the Company and James A. Ovenden, effective as of May 23, 2011.
10.3	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, Registration No. 333-118227).
99.1	Press Release, dated May 5, 2011, of Advance America, Cash Advance Centers, Inc..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advance America, Cash Advance Centers, Inc.
(Registrant)

Date: May 5, 2011	By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy
President, Chief Executive Officer and Chief Financial Officer